                                                                    EXHIBIT 23.2

           CONSENT OF ERNST & YOUNG LLP INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 22, 1999, and November 19, 1999, with respect to the financial statements of CDM On-Line, Inc. (predecessor), and to the use of our report dated February 11, 2000 (expect Note 16, as to which the date is April 27, 2000), with respect to the consolidated financial statements of Primary Network Holdings, Inc. (successor), included in the Registration Statement (Form S-4 No. 333-_____) and related Prospectus of MGC Communications, Inc. for the registration of $367,063,000 of its 13% Senior Notes due 2010.


                                                   /S/ ERNST & YOUNG LLP


St. Louis, Missouri
June 19, 2000